BofI Federal Bank Receives Regulatory Approval for H&R Block Transaction
BofI to Assume H&R Block Bank Deposits and Offer H&R Block-branded Financial Products

SAN DIEGO, CA – (MARKETWIRED) – August 5, 2015 – BofI Federal Bank, the banking subsidiary of BofI Holding, Inc. (NASDAQ: BOFI) announced today that it has received regulatory approval from the Office of the Comptroller of the Currency (the "OCC") to proceed with the definitive purchase and assumption transaction previously announced on April 10, 2014. Under the agreement, BofI Federal Bank will purchase from H&R Block Bank certain assets and assume certain liabilities, including all of the deposit liabilities of H&R Block Bank, in a transaction expected to close no later than September 30, 2015. In addition, at the time of the closing of the purchase and assumption agreement, BofI Federal Bank will enter into a program management agreement with H&R Block under which it will provide H&R Block-branded financial services products: Emerald Prepaid MasterCard®, Refund Transfers, Emerald Advance® lines of credit, deposits, credit card and other products through H&R Block’s retail and digital channels.
“Obtaining approval from the OCC is the last big step toward our completion of the definitive agreements with H&R Block, the world’s largest consumer tax services provider,” stated Greg Garrabrants, President and Chief Executive Officer. Mr. Garrabrants continued, "Once completed and closed, these H&R Block agreements will add to the strength and diversity of our deposit, lending and fee income businesses. We believe our nationwide low-cost branchless bank is well aligned with H&R Block’s desire to provide their clients with affordable banking products and services.”
BofI Federal Bank expects the ongoing annual revenue from the H&R Block program management agreement to be approximately $31 to $34 million starting in fiscal 2016. After expenses and income tax, BofI Federal Bank expects to increase net income by approximately $13 to $16 million annually. The revenue projection is based upon the estimated volume of financial services products to be sold through the H&R Block programs and does not include any potential revenue derived from the deposits acquired or any potential benefits associated with cross selling opportunities.
Additional information regarding the agreements with H&R Block subsidiaries, the transaction process, related contingencies, and the timing of the transaction is included in a Form 8-K filed today with the Securities and Exchange Commission. There can be no assurances regarding when or if the contemplated transactions will close, or the final terms and conditions of the various agreements. Actual transactions volumes, revenue and estimated expenses could be significantly different.
Conference Call
The company will conduct a conference call to discuss these agreements at 10:30 AM Eastern / 7:30 AM Pacific on August 5, 2015. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 888-466-4582, passcode 6826560. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available shortly after the call on BofI’s website through December 31, 2015.
About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $5.8 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index and the S&P SmallCap 600® Index. For more information on BofI Federal Bank, please visit www.bofifederalbank.com.

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to our expected revenue and net income from the H&R Block program management agreement and our ability to realize other anticipated benefits from the transactions with H&R Block.  These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation our ability to successfully combine and integrate the assumed deposits from H&R Block, our ability to do so without disrupting our ongoing business, our ability to operate the program management agreement, and H&R Block’s desire and ability to offer financial services products to customers after closing. These and other risks and uncertainties detailed in BofI's periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofifederalbank.com